Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of R1 RCM Inc. for the registration of 60,500,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 18, 2021, with respect to the consolidated financial statements of R1 RCM Inc. and the effectiveness of internal control over financial reporting of R1 RCM Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 25, 2021